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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   SC TO-C

                TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR
                13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        NIAGARA MOHAWK POWER CORPORATION
                       (Name of Subject Company (Issuer))


                            NATIONAL GRID GROUP PLC
                       NIAGARA MOHAWK POWER CORPORATION
                            (Name of Filing Persons)

           Fixed/AdjustableRate Cumulative Preferred Stock, Series D
                    Cumulative Preferred Stock, 3.40% Series
                    Cumulative Preferred Stock, 3.60% Series
                    Cumulative Preferred Stock, 3.90% Series
                    Cumulative Preferred Stock, 4.10% Series
                    Cumulative Preferred Stock, 4.85% Series
                    Cumulative Preferred Stock, 5.25% Series
                         (Title of Class of Securities)

                                    653522771
                                    653522201
                                    653522300
                                    653522409
                                    653522508
                                    653522607
                                    653522706
                      (CUSIP Number of Class of Securities)

               Gregory Barone                     John Cochrane
      Niagara Mohawk Power Corporation          National Grid USA
           300 Erie Boulevard West              25 Research Drive
             Syracuse, NY 13202               Westborough, MA 01582

                 (Names and addresses of persons authorized to receive notices and communications on behalf of the persons filing statement)

                                    Copy to:
                             Keith F. Higgins, Esq.
                                  Ropes & Gray
                             One International Place
                           Boston, Massachusetts 02110